EXHIBIT 99.1

Media Contact:
Lowell Petrie, Senior Vice President & Chief Marketing Officer
Real Mex Restaurants
562-346-1260
lowell.petrie@realmexrestaurants.com

FOR IMMEDIATE RELEASE
REAL MEX RESTAURANTS APPOINTS DAVID GORONKIN CEO
Industry Veteran to Take Charge June 1st
Cypress, CA, April 1, 2011 — Real Mex Restaurants, Inc. (“RMR”) today announced the appointment of David Goronkin as President and Chief Executive Officer (“CEO”) and Chairman of the Board, effective June 1, 2011.
Outgoing CEO, Dick Rivera, who has recently fulfilled a two year contract with RMR, said, “David Goronkin’s decision to take the helm at Real Mex bodes well for the future of the company. David is an industry leader who is in touch with consumer trends and thoroughly grounded in the fundamentals of the business, having led several organizations through significant change and brand repositioning efforts. David is a person of character, who brings, energy, focus, a sense of optimism and fun to what he does.”
David Goronkin, 48, has worked in the restaurant industry for over 25 years. For the last two years he has served as President and CEO at Bennigan’s Franchising Company, focusing on revitalizing the brand, which has approximately 100 restaurants throughout the U.S. and other countries. Previously, he was CEO, President, and Director at Redstone American Grill, owner of several up-scale, high-volume, full service restaurants. Goronkin spent 4 1/2 years as CEO of Famous Dave’s of America, beginning in 2003, where he is credited with improving the company’s focus and helping Famous Dave’s become the nation’s top barbecue chain. He was also COO at Buffet’s, Inc., operator of the HomeTown Buffet and Old Country Buffet chains and spent nearly ten years with the company and also served on its Board of Directors. Goronkin also spent 10 1/2 years at Chi Chi’s Mexican Restaurants early in his career. In 2006, Goronkin received the International Foodservice Manufacturers Association’s Silver Plate Award. He has also served on the Board of the National Restaurant Association and its educational foundation.
“I am a real fan of the Real Mex family of restaurants and look forward to working with the team to move the brands forward ,” said Goronkin.
About Real Mex Restaurants, Inc.
Headquartered in Cypress, California, Real Mex Restaurants is the largest full-service, casual dining Mexican restaurant chain operator in the United States with 178 company owned restaurants, 149 in California and an additional 29 in 12 other states. They include 68 El Torito Restaurants, 64 company-owned Chevys Fresh Mex® Restaurants, 29 Acapulco Mexican Restaurants, 7 El Torito Grill Restaurants, 2 Sinigual Restaurants, Las Brisas Restaurant in Laguna Beach, and several regional restaurant concepts such as Who-Song & Larry’s, Casa Gallardo and El Paso Cantina. Additionally, there are 24 franchised Chevys Fresh Mex® Restaurants in 11 states. Visit www.realmexrestaurants.com